Exhibit 4.1

JANUARY 2010

BEST BUY EUROPE DISTRIBUTIONS LIMITED

BEST BUY DISTRIBUTIONS LIMITED

THE CARPHONE WAREHOUSE GROUP PLC

NEW CARPHONE WAREHOUSE PLC

£125,000,000

FACILITY AGREEMENT

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

1

THIS AGREEMENT is dated 27 January 2010 and made BETWEEN:

(1)                                  BEST BUY EUROPE DISTRIBUTIONS LIMITED (formerly CPW DISTRIBUTION HOLDINGS LIMITED), a company incorporated in England and Wales with registration number 6534088 (the Company);

(2)                                  BEST BUY DISTRIBUTIONS LIMITED, a company incorporated in England and Wales with registration number 06576708 as Original Best Buy Lender (the Original Best Buy Lender);

(3)                                  THE CARPHONE WAREHOUSE GROUP PLC, a company incorporated in England and Wales with registration number 3253714 as the Carphone Lender (the Original Carphone Lender); and

(4)                                  NEW CARPHONE WAREHOUSE PLC, a company incorporated in England and Wales with registration number 07105905 (as the Successor Carphone Lender).

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary or Holding Company.

Authorisation means an authorisation, permit, consent, approval, resolution, licence, exemption, filing or registration.

Availability Period means the period from and including the date of this Agreement to and including the date which is one Month before the Final Maturity Date or such other later date as may be agreed by the Lenders acting reasonably.

Available Commitment means a Lender’s Commitment minus:

(a)                                  the Base Currency Amount of any outstanding Loans; and

(b)                                 in relation to any proposed Utilisation, the Base Currency Amount of any Loans that are due to be made on or before the proposed Utilisation Date,

other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lenders’ Available Commitment.

Base Currency means pounds sterling.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Company for that Loan.

Best Buy Lender means the Original Best Buy Lender and any entity which has become a Lender in accordance with Clause 19 (Changes To the Parties) by acquiring some or all of the rights and obligations of a Best Buy Lender.

Break Costs means the amount (if any) by which:

(a)                                  the interest (excluding the Margin) which the Lenders should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which the Lenders would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Combined Finance Documents means the Finance Documents and the SHA Loan Agreement.

Commitment means in relation to each Lender, the amount in the Base Currency set opposite its name under the heading “Lenders and Commitments” in Part B of Schedule 1 and the amount of any other Commitment transferred to it under this Agreement.

Confidentiality Undertaking means a confidentiality undertaking substantially in the recommended form of the Loan Market Association.

Default means an Event of Default or any event or circumstance specified in Clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Disproportionate Amount means an amount greater than zero equivalent to the difference between the aggregate of the amounts of the outstandings owing to each Lender under the Finance Documents.

Disproportionate Lender means a Lender that has advanced a Disproportionate Loan which remains outstanding such that there is a Disproportionate Amount.

Disproportionate Loan means a Loan that has not been funded pro rata by each Lender based on the Commitments of each Lender at the time the relevant Loan was utilised.

Event of Default means any event or circumstance specified as such in Clause 18 (Events of Default).

Facility means the revolving credit loan facility made available under this Agreement as described in Clause 2 (The Facility).

Facility Debt means all present and future sums, liabilities and obligations (whether actual, contingent, present and/or future) payable or owing by the Company to the Lenders under the Finance Documents.

Final Maturity Date means 31 March 2013.

Finance Document means this Agreement and any other document designated as such by the Lenders and the Company.

Financial Indebtedness means, without double counting, any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any amount raised under any other transaction (including any forward sale or purchase agreement) intended to and having the commercial effect of a borrowing;

(g)                                 any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest rate or foreign exchange rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                 shares which are expressed to be redeemable before the Final Maturity Date;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (provided that, for all purposes, any counter-indemnity obligation relating to the obligations of a member of the Group arising in the ordinary course of its trade for purposes other than to raise finance, shall not be included in this paragraph (i)); and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

Financial Year means a financial year of the Company.

GAAP means generally accepted accounting principles, standards and practices in the United Kingdom, being IFRS.

Group means the Company and its Subsidiaries for the time being.

Holding Company means in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

Lender means:

(a)                                  the Original Best Buy Lender or the Original Carphone Lender (each an Original Lender and together the Original Lenders); and

(b)                                 any entity which has become a Lender in accordance with Clause 19 (Changes to the Parties),

and Lenders means all of the above.

LIBOR means, in relation to a Loan:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lenders at their request quoted by the Reference Banks to leading banks in the London interbank market,

(c)                                  as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Margin means 3.00 per cent. per annum.

Market Disruption Event means:

(a)                                  at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Lenders to determine LIBOR for the relevant currency and period; or

(b)                                 before close of business in London on the Quotation Day for the relevant Interest Period, the Company receives notification from a Lender or the Lenders that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

Material Adverse Effect means a material adverse effect on the ability of the Company to perform and comply with any payment obligations under any Finance Document.

Material Subsidiary means:

(a)                                  a Subsidiary of the Company, the profits before interest and tax or gross assets (excluding debts owed to it by other members of the Group) of which as at the date as at which its latest annual audited or semi-annual consolidated financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for five per cent. or more of the consolidated profits before interest and tax or consolidated gross assets (respectively) of the Group (all as calculated by reference to the latest annual audited or semi-annual consolidated financial statements of the Group); or

(b)                                 a Subsidiary of the Company, to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transactions was a Material Subsidiary.

For the purposes of this definition:

(i)                                     if a Subsidiary of the Company becomes a Material Subsidiary under paragraph (b) above, then the Material Subsidiary (if any) by which the relevant transfer was made shall, subject to paragraph (a) above, cease to be a Material Subsidiary; and

(ii)                                  if a Subsidiary is acquired by the Company after the end of the financial period to which the latest annual audited or semi-annual consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest annual audited or semi-annual financial statements (consolidated if appropriate) until annual audited or semi-annual consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  notwithstanding sub-paragraph (a) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

The above rules will only apply to the last Month of any period.

New Carphone Admission Date the date of Admission as defined in the Shareholders Agreement as amended on or about the date of this Agreement.

Party means a party to this Agreement and includes its successors in title.

Qualifying Lender means a person which is beneficially entitled to interest payable to that person in respect of an advance under a Finance Document and is:

(a)                                  a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)                                 a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes or a company not resident in the United Kingdom for tax purposes but which carries on a trade in the United Kingdom through a branch or agency and is required to bring into account in computing its chargeable profits for the purposes of section 19 of the Corporation Tax Act 2009 the whole of any share of interest payable to it in respect of that advance which is attributable to it by reason of Part 17 of the Corporation Tax Act 2009; or

(c)                                  a company not resident in the United Kingdom for United Kingdom tax purposes which carries on a trade in the United Kingdom through a branch or agency and brings interest payable to it in respect of that advance into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009).

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period.

Reference Banks means the principal London offices of Barclays Bank PLC and HSBC Bank PLC or such other banks as may be appointed by the Lenders in consultation with the Company.

Receivables Financing Agreement means the receivables financing agreement dated 3 July 2009 between, amongst others, The Carphone Warehouse Limited, Mobiles.co.uk Limited and CPWCO 18 Limited and Barclays Bank PLC as receivables purchaser.

Relevant Interbank Market means the London interbank market.

Repeating Representations means each of the representations set out in Clauses 15.1 (Status) to 15.6 (Pari Passu Ranking).

Rollover Loan means one or more Loans:

(a)                                  made or to be made on the same day that a maturing Loan is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Loan;

(c)                                  in the same currency as the maturing Loan; and

(d)                                 made or to be made to the Company for the purpose of refinancing a maturing Loan.

Screen Rate means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Lenders may specify another page or service displaying the appropriate rate after consultation with the Company.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement intended to and having substantially the same effect.

SHA Debt means all present and future sums, liabilities and obligations (whether actual, contingent, present and/or future) payable or owing by the Company to any SHA Lender under or in respect of the SHA Loan Agreement.

SHA Lender means a lender under the SHA Loan Agreement.

SHA Loan means a loan advanced under the SHA Loan Agreement.

SHA Loan Agreement means the loan agreement dated on or about the date of this Agreement between the Company and the Lenders.

Shareholders Agreement means the shareholders agreement dated 30 June 2008 (as amended from time to time) relating to Best Buy Europe Distributions Limited between The Carphone Warehouse Group PLC, CPW Retail Holdings Limited, Best Buy Co., Inc. and Best Buy Distributions Limited.

Specified Time means a time determined in accordance with Schedule 3 (Timetables).

Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and, in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Taxes Act means the Income and Corporation Taxes Act 1988.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by the Company to the Lenders under Clause 12.1 (Tax Gross-Up).

Total Commitments means the aggregate of the Commitments.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any form as agreed between the Lenders and the Company.

Transfer Date means, in relation to a transfer, the later of the:

(a)                                  the proposed Transfer Date specified in the Transfer Certificate; or

(b)                                 the date on which the Lenders execute the Transfer Certificate.

UK Listing Rules means the listing rules of the UK Listing Authority.

Unpaid Sum means any sum due and payable but unpaid by the Company under the Finance Documents.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                               Construction

(a)                                  Any reference in this Agreement to:

(i)                                     assets includes present and future properties, revenues and rights of every description;

(ii)                                  determines or determined means, in relation to Clause 12 (Tax Gross Up), a determination made in the absolute discretion of the person making the determination;

(iii)                               a Finance Document, Receivables Financing Agreement, SHA Loan Agreement or any other agreement or instrument is a reference to that Finance Document, Receivables Financing Agreement, SHA Loan Agreements or other agreement or instrument as amended or novated;

(iv)                              financial statements of the Company includes a reference to the audited and unaudited consolidated financial statements to be delivered under Clause 16.1 (Financial Statements);

(v)                                 indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                              a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                           a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                        a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                                unless a contrary indication appears, a time of day is a reference to London time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)                                  If the directors of any member of the Group obtain a moratorium under Section 1A of the Insolvency Act 1986, the ending of such moratorium will not remedy any Event of Default which occurred as a result of such moratorium.

1.3                               Third Party Rights

A person who is not a Party other than any SHA Lender in respect of Clauses 21 (Sharing Among the Lenders) and 22 (Payment Mechanics) has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a sterling revolving credit facility in an amount equal to the Total Commitments.

2.2                               Lenders’ rights and obligations

(a)                                  The obligations of each Lender under the Finance Documents are several.  Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Lender is responsible for the obligations of any other Lender under the Finance Documents.

(b)                                 The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from the Company shall be a separate and independent debt.

(c)                                  A Lender may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                      PURPOSE

3.1                               Purpose

The Company shall apply the amounts borrowed by it under the Facility towards the general corporate purposes of the Group.

3.2                               Monitoring

No Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

The Company may not deliver a Utilisation Request unless the Lenders have received all of the documents and other evidence listed in Part A of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lenders, acting reasonably.  Each Lender shall notify the Company promptly upon being so satisfied.

4.2                               Further conditions precedent

The Lenders will only be obliged to make a Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                  in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)                                 the Repeating Representations to be made by the Company are true in all material respects.

4.3                               Maximum Number of Loans

Unless the Lenders agree, a Utilisation Request may not be given if, as a result, there would be more than ten (10) Loans outstanding.

5.                                      UTILISATION

5.1                               Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to each Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request

(a)                                  Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                  the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)                               the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)                              it specifies the account and bank (which shall be based in London) to which the proceeds of the Utilisation are to be credited.

(b)                                 Only one Loan may be requested in each Utilisation Request.

5.3                               Currency and amount

(a)                                  The currency specified in a Utilisation Request must be the Base Currency.

(b)                                 The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of £5,000,000 and an integral multiple of £1,000,000 or, if less, the Available Facility.

5.4                               Lenders’ participation

(a)                                  Subject to paragraph (d) below, if the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date.

(b)                                 The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                  If a Lender (a Non-Participating Lender) fails to make available all or part of its participation in a Loan, the other Lender shall not be under any obligation to, advance all or part of the Loan not so advanced by the Non-Participating Lender but such failure by the Non-Participating Lender shall be without prejudice to that other Lender’s obligation to make its participation available pursuant to paragraphs (a) and (b) above in respect of that Loan or any future Utilisation requested in accordance with this Agreement.

(d)                                 If on a Utilisation Date a Lender is a Non-Participating Lender and a Disproportionate Amount is outstanding, that Non-Participating Lender shall not make any advance under this Agreement until such Disproportionate Amount ceases to be outstanding with the exception of its participation in:

(i)                                     a Loan advanced pursuant to Clause 5.6 (Equalisation Advance); or

(ii)                                  any proportion of a Rollover Loan which participation that Non-Participating Lender shall be obliged to continue to make available.

5.5                               Availability of Loans

(a)                                  If the conditions set out in this Agreement have been met, the Lenders shall make each Loan available by the Utilisation Date.

(b)                                 The Lenders are not obliged to make a Loan if, as a result, the Loans would exceed the Total Commitments.

5.6                               Equalisation Advance

(a)                                  If any SHA Loans have been advanced under the SHA Loan Agreement and remain outstanding, notwithstanding the rest of this Clause 5 (Utilisation), the Non-Participating Lender may advance a Loan to the Company in an amount equivalent to (and not less or more than) the aggregate amount of such SHA Loans (an Equalisation Advance) provided that:

(i)                                     it gives one Business Day’s notice to the Company and the Disproportionate Lender; and

(ii)                                  the proceeds of such Equalisation Advance are remitted directly by the Non-Participating Lender to the SHA Lender and immediately applied by the Disproportionate Lender (in its capacity as SHA Lender) in the repayment and discharge in full of the SHA Loans.

(b)                                 Notwithstanding sub-paragraph (a)(ii) above, the Equalisation Advance shall be treated as if it had been advanced to the Company and incurred as a Loan under this Agreement with an Interest Period of three months.

5.7                               Company undertaking connected with Equalisation Advance

If any SHA Loans have been advanced under the SHA Loan Agreement and the aggregate amount of these SHA Loans is equal to or exceeds the Disproportionate Amount, the Company undertakes to the Non-Participating Lender not to exercise any right or remedy it may have against the Non-Participating Lender in respect of its failure to make available its participation in any Loan requested under this Agreement.

5.8                               Equalisation Transfer

(a)                                  If a Disproportionate Amount is outstanding and no SHA Loans have been advanced under the SHA Loan Agreement, the Non-Participating Lender may purchase from the Disproportionate Lender, and the Disproportionate Lender shall be obliged to transfer to the Non-Participating Lender the portion of the Disproportionate Lender’s participation in Disproportionate Loans in an amount equivalent to the Equalising Amount in consideration for the Non-Participating Lender paying the Disproportionate Lender cash in amount equivalent to such Equalising Amount.

(b)                                 Upon such transfer becoming effective, the Non-Participating Lender shall be treated as if had advanced its pro rata portion of the Disproportionate Loans when they were initially advanced but shall not be entitled to any interest which had accrued before that time on the those Disproportionate Loans.

(c)                                  For the purpose of paragraph (a) above, Equalising Amount means an amount equal to the amount of outstandings that would need to be transferred by the Non-Participating Lender to the Disproportionate Lender to ensure that the aggregate amount of the outstandings of each Lender under the Finance Documents is the same.

6.                                      REPAYMENT

(a)                                  Subject to paragraphs (b) and (c) below, the Company must repay each Loan in full on the last day of the Interest Period applicable to that Loan.

(b)                                 Without prejudice to the Company’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Company by way of a Rollover Loan or otherwise:

(i)                                     on the same day that a maturing Loan is due to be repaid by that Company; and

(ii)                                  in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)                              if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(I)                                    the Company will only be required to pay an amount in cash equal to that excess; and

(II)                                each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)                                if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(I)                                    the Company will not be required to make any payment in cash; and

(II)                                each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing .

(c)                                  If on the last day of an Interest Period applicable to a Loan a Disproportionate Amount is outstanding, that Loan shall be automatically be redrawn in full under this Agreement as a Rollover Loan provided that the conditions set out in Clause 4.2 (Further conditions precedent) in respect of Rollover Loans are satisfied.

(d)                                 Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be reborrowed in accordance with Clause 5 (Utilisation) above.

7.                                      PREPAYMENT AND CANCELLATION

7.1                               Mandatory prepayment - Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or have outstanding any Loan:

(a)                                  that Lender shall promptly notify the Company upon becoming aware of that event;

(b)                                 upon the relevant Lender notifying the Company, the Commitments of each Lender will be immediately cancelled; and

(c)                                  the Company shall repay each Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the relevant Lender has notified the Company or, if earlier, the date specified by the relevant Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law).

7.2                               Automatic cancellation

The Available Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.3                               Voluntary cancellation

Provided that no SHA Debt is outstanding, the Company may, if it gives the Lenders not less than five Business Days’ (or such shorter period as the Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000 and an integral multiple of £1,000,000) of the Available Commitment and such cancellation shall only be made pro rata to the Commitments of the Lenders.

7.4                               Voluntary prepayment of Loans

(a)                                  Provided that no SHA Debt is outstanding, the Company may, if it gives the Lenders not less than five Business Days’ (or such shorter period as the Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £5,000,000 and an integral multiple of £1,000,000).

(b)                                 Any prepayment made pursuant to paragraph (a) above which is not sufficient to prepay in full all of the outstandings under the Finance Documents shall be applied in accordance with Clause 22.3 (Partial Payments).

7.5                               Restrictions

(a)                                  Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                  Any part of the Facility which is repaid in accordance with Clause 6 (Repayment) or prepaid in accordance with Clause 7.4 (Voluntary prepayment of Loans) may be reborrowed in accordance with the terms of this Agreement.

(d)                                 The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments of the Lenders except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.                                      INTEREST

8.1                               Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)                                  Margin; and

(b)                                 LIBOR.

8.2                               Payment of interest

The Company shall pay accrued interest on each Loan on the last day of its Interest Period (and if that Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3                               Default interest

(a)                                  If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lenders (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Company on demand of the Lenders.

(b)                                 However if the overdue amount is principal of a Loan and became due on a day other than the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that overdue amount shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest on that overdue amount for that Interest Period shall be the sum of 1 per cent. and the rate applicable to it immediately before it became due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                               Notification of rates of interest

The Lenders shall promptly notify the Company of the determination of a rate of interest under this Agreement.

9.                                      INTEREST PERIODS

9.1                               Selection of Interest Periods

(a)                                  Each Loan has one Interest Period only.

(b)                                 The Company must select an Interest Period for a Loan in the Utilisation Request for that Loan.

(c)                                  Subject to this Clause 9, the Company may select an Interest Period of one, two, three or six Months or for four weeks or any other period agreed between the Company and the Lenders.

(d)                                 An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

9.2                               Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.                               CHANGES TO THE CALCULATION OF INTEREST

10.1                        Absence of Quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Bank.

10.2                        Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)                                  the Margin; and

(b)                                 the rate notified to the Company by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding that Loan from whatever source it may reasonably select.

10.3                        Alternative Basis of Interest or Funding

(a)                                  If a Market Disruption Event occurs and the Lenders or the Company so requires, the Lenders and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall be binding on all Parties.

10.4                        Break Costs

(a)                                  The Company shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Company, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.                               FEES

11.1                        Commitment Fee

(a)                                  The Company shall pay to each Lender a commitment fee in the Base Currency computed at the rate of 50 per cent. of the Margin which would then be applicable to new Loans on the undrawn, uncancelled amount of that Lender’s Commitment during the Availability Period.

(b)                                 The accrued commitment fee is calculated on a daily basis and is payable from and including the date of this Agreement quarterly in arrear.  The accrued commitment fee is also payable to the relevant Lender on the date its Commitments are cancelled in full.

12.                               TAX GROSS UP

12.1                        Tax Gross-Up

(a)                                  The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Company or a Lender shall promptly upon becoming aware that the Company must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the other parties accordingly.

(c)                                  If a Tax Deduction is required by law to be made by the Company the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 The Company is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due, the Company is able to demonstrate that the payment could have been made to the relevant Lender without the Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Party under this Agreement in (or the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority.

(e)                                  If the Company is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Lenders evidence reasonably satisfactory to the Lenders that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2                        Tax Credit

If the Company makes a Tax Payment and a Lender determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                 that Lender has obtained, utilised and retained that Tax Credit,

the relevant Lender shall pay an amount to the Company which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Company.

12.3                        Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.4                        Value Added Tax

(a)                                  All consideration expressed to be payable under a Finance Document by any Party to a Lender shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by that Lender to any Party in connection with a Finance Document, that Party shall pay to that Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                 Where a Finance Document requires any Party to reimburse a Lender for any costs or expenses, that Party shall also at the same time pay and indemnify that Lender against all VAT incurred by the relevant Lender in respect of the costs or expenses to the extent that such Lender reasonably determines that it is not entitled to a credit or repayment in respect of that VAT.

13.                               INDEMNITIES

13.1                        Currency Indemnity

(a)                                  If any sum due from the Company under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)                                     making or filing a claim or proof against the Company;

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three Business Days of demand, indemnify each Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that Lender at the time of its receipt of that Sum.

(b)                                 The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2                        Other Indemnities

The Company shall, within three Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                 a failure by the Company to pay any amount due under a Finance Document on its due date;

(c)           funding, or making arrangements to fund a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)           a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

14.          COSTS AND EXPENSES

14.1        Amendment Costs

If:

(a)           the Company requests an amendment, waiver or consent; or

(b)           an amendment is required pursuant to Clause 22.9 (Change of Currency),

the Company shall, within three Business Days of demand, reimburse each Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by that Lender in responding to, evaluating, negotiating or complying with that request or requirement.

14.2        Enforcement Costs

The Company shall, within three Business Days of demand, pay to each Lender the amount of all costs and expenses (including legal fees) incurred by that Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.          REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 15 to the Lenders on the date of this Agreement.

15.1        Status

(a)           It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)           It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

15.2        Binding Obligations

The obligations expressed to be assumed in each Finance Document are, subject to any general principle of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 19 (Changes to the Parties), legal, valid, binding and enforceable obligations.

15.3        Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)           any law or regulation applicable to it;

(b)           the constitutional documents of any member of the Group; or

(c)           any agreement or instrument relating to Financial Indebtedness or any other agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets.

15.4        Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.5        No Default

(a)           No Event of Default is continuing or would result from the making of any Utilisation.

(b)           No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

15.6        Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for:

(a)           obligations owed to any SHA Lender under or in connection with the SHA Loan Agreement; and

(b)           obligations mandatorily preferred by law applying to companies in its jurisdiction of incorporation generally.

15.7        No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

15.8        Repetition

The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Utilisation Request and on the first day of each Interest Period.

16.          INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1        Financial Statements

(a)           The Company shall supply to the Lenders, as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)           As soon as the same become available, but in any event within 90 days after the end of the first half of each of its Financial Years, its unaudited consolidated financial statements for that financial half year.

16.2        Requirements as to Financial Statements

(a)           Each set of financial statements delivered by the Company pursuant to Clause 16.1 (Financial Statements) shall be certified by a director of the Company as fairly representing its financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)           The Company shall procure that the consolidated financial statements of the Company delivered pursuant to Clause 16.1 (Financial Statements) are prepared using GAAP.

16.3        Information: Miscellaneous

The Company shall supply to each Lender:

(a)           all documents dispatched by the Company to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)           promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Lender may reasonably request.

16.4        Notification of Default

(a)           The Company shall notify the Lenders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)           Promptly upon a request by a Lender, the Company shall supply to each Lender a certificate signed by two of its directors or senior officers on its behalf certifying that so far as they are aware (without personal liability) no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.          GENERAL UNDERTAKINGS

The undertakings in this Clause 17 shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1        Authorisations

The Company shall promptly:

(a)           obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)           supply certified copies to the Lenders of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

17.2        Compliance with Laws

The Company shall comply in all respects with all laws, regulations and Authorisations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

17.3        Negative Pledge

(a)           Subject to paragraph (c) below, the Company shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)           Subject to paragraph (c) below, the Company shall not (and shall ensure that no other member of the Group will):

(i)            sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)          enter into any other preferential arrangement intended to have and having substantially the same commercial effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)           Paragraphs (a) and (b) above do not apply to:

(i)            any netting or set-off or lien arrangement (including, but not limited to, cash pooling arrangements), entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)           any lien arising by operation of law and in the ordinary course of trading;

(iii)          any lien created by a Subsidiary in favour of a bank in the ordinary course of its banking arrangements pursuant to standard banking terms of business;

(iv)          any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)          the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)           the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)           the Security is removed or discharged within three Months of the date of acquisition of such asset;

(v)           any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)          the Security was not created in contemplation of the acquisition of that company;

(B)           the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)           the Security is removed or discharged within three Months of that company becoming a member of the Group;

(vi)          any Security created with the prior written consent of the Lenders;

(vii)         any Security over receivables, assets and shares subsisting in respect of or granted from time to time by any member of the Group (other than the Company) under or in connection with, the Receivables Financing Agreement;

(viii)        any disposal of any receivables by any member of the Group (other than the Company) from time to time under or in connection with the Receivables Financing Agreement;

(ix)           any Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trading; or

(x)            any Security securing indebtedness and/or any sale and leaseback involving an asset or assets the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security and/or any sale and leaseback involving an asset or assets other than any permitted under paragraphs  (i) to (vii) above) does not exceed £25,000,000 (or its equivalent in another currency or currencies) outstanding at any time.

17.4        Disposals

The Company shall not (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset where such disposal would constitute a Class 1 transaction for the purposes of the UK Listing Rules (assuming only for the purpose of this Clause 17.4 that the Company was subject to the listing rules of the UK Listing Authority) other than with the consent of the Lenders with the exception of any disposals to be made under or in connection with the Receivables Financing Agreement.

17.5        Priority Borrowing

(a)           The Company shall ensure that each member of the Group other than the Company shall not create, assume, guarantee, permit to subsist or otherwise be liable in respect of any Financial Indebtedness owed to persons outside the Group except for:

(i)            Financial Indebtedness created or incurred with the prior consent of the Lenders;

(ii)           Financial Indebtedness created or incurred under or in connection with the Receivables Financing Agreement; or

(iii)          other Financial Indebtedness the unpaid principal amount of which, when aggregated with the unpaid principal amount of all other Financial Indebtedness (other than any permitted under paragraph (a) above) of Subsidiaries of the Company does not exceed £30,000,000 or its equivalent in another currency or currencies (calculated at the time the relevant Financial Indebtedness is incurred).

17.6        Merger

(a)           Subject to paragraph (b) below, the Company shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)           Nothing in this Clause 17.6 shall restrict:

(i)            any solvent amalgamation, demerger, merger or corporate reconstruction of any member or members of the Group (other than the Company) which does not involve any person outside the Group; or

(ii)           any transaction that is necessary to permit the implementation of the demerger of The Carphone Warehouse Group PLC.

17.7        Change of Business

The Company shall procure that no substantial change is made to the general nature of the business of the Group as a whole from that carried on at the date of this Agreement.

17.8        Insurance

The Company shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

17.9        Acquisitions

The Company shall not (and the Company shall procure that no other member of the Group will) acquire or agree to acquire any business or part of any business or any company or any shares in any company where such acquisition would constitute a Class 1 transaction for the purposes of the UK Listing Rules other than with the consent of the Lenders

17.10      Ranking of Obligations

The Company will ensure that its payment obligations under the Finance Documents rank and will at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for:

(a)           obligations owed to any SHA Lender under or in connection with the SHA Loan Agreement; and

(a)           obligations mandatorily preferred by law applying to companies generally.

18.          EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 18 is an Event of Default.

18.1        Non-Payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)           its failure to pay is caused by administrative or technical error; and

(b)           payment is made within three Business Days of its due date.

18.2        Covenants and other obligations

(a)           The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 3.1 (Purpose), Clause 17.10 (Ranking of Obligations) or Clause 18.1 (Non-Payment)).

(b)           No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 21 days of the Lenders jointly giving notice to the Company or the Company becoming aware of the failure to comply.

18.3        Misrepresentation

Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

18.4        Cross Default

(a)           Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)           Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)           Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)           Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)           No Event of Default will occur under this Clause 18.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £5,000,000 (or its equivalent in any other currency or currencies).

18.5        Insolvency

(a)           The Company or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)           The value of the assets of the Company or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)           A moratorium is declared in respect of any indebtedness of the Company or any Material Subsidiary.

18.6        Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken (other than a petition for winding-up filed by a creditor which is contested in good faith and is withdrawn or discharged by the date which is the earlier of 21 days after its presentation and the hearing date for such petition) in relation to:

(a)           the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of the arrangement or otherwise) of the Company or any Material Subsidiary;

(b)           a composition, assignment or arrangement with any creditor of the Company or any Material Subsidiary;

(c)           the appointment of a receiver, administrator, administrative receiver, compulsory manager, liquidator (other than in respect of a solvent liquidation of a member of the

Group other than the Company or any Material Subsidiary) or other similar officer in respect of the Company or any Material Subsidiary or any of its assets;

(d)           enforcement of any Security over any assets of the Company or any Material Subsidiary securing an amount in excess of £5,000,000 (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

18.7        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company or any Material Subsidiary and is not discharged within 14 days.

18.8        Cessation of business

The Company, any Material Subsidiary or Group as a whole ceases, or threatens to cease, to carry on all or a substantial part of its business except as a result of any disposal allowed under this Agreement.

18.9        Unlawfulness

(a)           It is or becomes unlawful for the Company to perform all or any of its obligations under the Finance Documents.

(b)           Any Finance Document is not valid or effective in accordance with its terms or is alleged by the Company to be ineffective in accordance with its terms for any reason.

18.10      Repudiation

The Company repudiates a Finance Document or evidences its intention to repudiate a Finance Document.

18.11      Material Adverse Change

Any event or circumstance occurs which has or reasonably be expected to have a Material Adverse Effect.

18.12      Acceleration

On and at any time after the occurrence of an Event of Default the Lenders may jointly, by notice to the Company:

(a)           cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)           declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)           declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lenders; and/or

(d)           exercise their respective rights under the Shareholders Agreement.

19.          CHANGES TO THE PARTIES

19.1        Assignment and Transfer by the Company

The Company may not assign, transfer or barter any of its rights or sell, transfer or barter any of its rights or obligations under the Finance Documents without the prior written consent of each Lender.

19.2        Assignment and Transfer by the Lender

No Lender may assign any of its rights or transfer any of its rights and obligations under the Finance Documents to a new Lender other than:

(a)           to any person to which that Lender has transferred all of their rights and obligations under, and in accordance with, the Shareholders Agreement;

(b)           to an Affiliate of that Lender;

(c)           pursuant to Clause 19.6 (Transfer to Successor Carphone Lender); or

(d)           to a Non-Participating Lender by a Disproportionate Lender pursuant to Clause 5.8 (Equalisation Transfer).

19.3        Conditions of Assignment or Transfer

(a)           An assignment will only be effective on receipt by a Lender (an Existing Lender) of written confirmation from the new Lender (a New Lender) in the form of a Transfer Certificate countersigned by that New Lender that the New Lender will assume the same obligations to the other Lenders as it would have been under if it was an Existing Lender.

(b)           A transfer will only be effective if the procedure set out in Clause 19.5 (Procedure for Transfer) is complied with.

(c)           No assignment or transfer under this Clause 19 will be effective until the Existing Lender has completed all “know your customer” requirements relating to any person that it is required to carry out in relation to such assignment or transfer.  The Lenders are not obliged to execute a Transfer Certificate until they have completed all “know your customer” requirements to their reasonable satisfaction.

(d)           If:

(i)            a Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)           as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender under Clause 12 (Tax Gross Up), then the New Lender is only entitled to receive payment under that Clause 12 to the same extent as the Existing Lender would have been if the assignment, transfer or change had not occurred.

(e)           A partial transfer by the Lender must be for a minimum of £5,000,000.

(f)            A Lender may not transfer any of its rights and obligations under the SHA Loan Agreement without a corresponding transfer of its rights and obligations under the Finance Documents or vice versa.

19.4        Limitation of Responsibility of Existing Lender

(a)           Unless expressly agreed to the contrary, no Existing Lender makes a representation or warranty and assumes no responsibility to a New Lender for:

(i)            the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)           the financial condition of the Company;

(iii)          the performance and observance by the Company of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Lender that is not transferring its Commitments (Non-Transferring Lender) that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)           will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)           Nothing in any Finance Document obliges an Existing Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 19; or

(ii)           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.

19.5        Procedure for Transfer

(a)           Subject to the conditions set out in Clause 19.3 (Conditions of Assignment or Transfer), a transfer is effected in accordance with paragraph (b) when the Non-Transferring Lender executes an otherwise duly completed Transfer Certificate delivered to them by the Existing Lender and the New Lender.  The Non-Transferring Lender shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)           The Non-Transferring Lender shall only be obliged to execute a Transfer Certificate delivered to them by the Existing Lender and the New Lender once they are satisfied that they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment of such New Lender.

(c)           On the Transfer Date:

(i)            to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the Discharged Rights and Obligations);

(ii)           the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)          the New Lender and the Non-Transferring Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender shall be released from further obligations to each other under this Agreement; and

(iv)          the New Lender shall become a Party as a Lender.

19.6        Transfer to Successor Carphone Lender

(a)           Upon the occurrence of the New Carphone Admission Date:

(i)            all of the rights and obligations of the Original Carphone Lender under the Combined Finance Documents shall be transferred in full to the Successor Carphone Lender notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the New Carphone Admission Date;

(ii)           the Company and the Original Carphone Lender shall be released from further obligations towards one another under the Combined Finance Documents and their respective rights against one another shall be cancelled (being the Relevant Discharged Rights and Obligations);

(iii)          the Company and the Original Carphone Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Relevant Discharged Rights and Obligations only insofar as the Original Carphone Lender and the Successor Carphone Lender have assumed and/or acquired the same in place of the Company and the Original Carphone Lender; and

(iv)          the Successor Carphone Lender and the Best Buy Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Successor Carphone Lender been the Original Carphone Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Original Carphone Lender shall be released from further obligations to each other under the Combined Finance Documents.

(b)           The Successor Carphone Lender indemnifies and agrees to keep the Original Carphone Lender indemnified on demand in respect of any claims including all reasonable costs, expenses, fines and interest that any person including the Original Best Buy Lender and/or the CPW Retail Holdings Limited may bring against the Original Carphone Lender in respect of it being a Party.

19.7        Disclosure of Information

Any Lender may disclose to any of its Affiliates and any other person:

(a)           to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, delegates, agents, managers, administrators, nominees, attorneys, trustees or custodians such Confidential Information as that Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; and

(b)           to any person:

(i)            to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under this Agreement;

(ii)           with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, this Agreement or the Company;

(iii)          to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(iv)          to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(v)           who is a Party; or

(vi)          with the consent of the Company and the other Lender;

in each case, such Confidential Information as that Lender shall consider appropriate if:

(A)          in relation to paragraphs (b)(i) and (b)(ii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)           in relation to paragraphs(b)(iv) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Lender, it is not practicable so to do in the circumstances.

20.          CONDUCT OF BUSINESS BY THE LENDERS

No provision of this Agreement will:

(a)           interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)           oblige any Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

21.          SHARING AMONG THE LENDERS

21.1        Payments to the Lenders

If a Lender in any capacity (the Recovering Lender) receives or recovers any payment or distribution in cash or kind in respect of the Facility Debt from the Company or from any other source other than in accordance with Clause 22 (Payment Mechanics) (a Recovered Amount) the Recovering Lender shall, within three Business Days of such receipt or recovery, notify details of the receipt or recovery to the other Lender:

(a)           to the extent that any SHA Debt is outstanding and the Recovering Lender is not the SHA Lender:

(i)            the Recovered Amount shall be held in trust by such Lender, and shall forthwith be paid or, as the case may be, transferred or assigned to the SHA Lender, to be applied against the SHA Debt; or

(ii)           if the trust referred to in paragraph (a) above fails or cannot be given effect to, the Recovering Lender (so as also to bind any agent or trustee on its behalf) will pay over such Recovered Amount in the form received to the to the SHA Lender, to be applied against the SHA Debt; or

(b)           if no SHA Debt is outstanding or the SHA Debt has been fully discharged pursuant to paragraph (a) above and a portion of the Recovered Amount remains outstanding:

(i)            the Lenders shall determine in good faith whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received by that Lender in accordance with Clause 22 (Payment mechanics); and

(ii)           the Recovering Lender shall pay to the other Lender an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Lenders determine in good faith may be retained by the Recovering Lender as its share of any payment which has been made in accordance with Clause 22 (Payment Mechanics) and until such payment has been made the Recovering Lender will hold the Sharing Payment on trust for the other Lender.

21.2        Recovering Lender’s rights

On the payment by a Recovering Lender of the Sharing Payment to the other Lender under Clause 21.1(b)(ii), as between the Company and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company.

21.3        Reversal of redistribution

If any part of the Sharing Payment received or recovered by the Recovering Lender becomes repayable and is repaid by the Recovering Lender, then:

(a)           the other Lender shall pay to the Recovering Lender an amount equal to the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the Redistributed Amount); and

(b)           as between the Company and such other Lender, an amount equal to the Redistributed Amount will be treated as not having been paid by the Company.

21.4        Exceptions

(a)           This Clause 21 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

(b)           The Recovering Lender is not obliged to share with the other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)            it notified that other Lender of the legal or arbitration proceedings; and

(ii)           that other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

22.          PAYMENT MECHANICS

22.1        Payments to the Lenders

(a)           On each date on which the Company is required to make a payment under a Finance Document, the Company shall make the same available to the relevant Lender (unless a contrary indication appears in the Finance Documents) for value on the due date at the time and in such funds specified by that Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)           Any payment under a Finance Document which is stated in that Finance Document as being required to be made to the Lenders (unless otherwise expressly stated to the contrary in this Agreement) shall be made by the Company to each Lender in the same proportion as the proportion that the amount of the participation of that Lender in the Loans outstanding under this Agreement bears to the aggregate amount of the Loans outstanding under this Agreement.

(c)           Payment shall be made to such account in London in the Base Currency with such bank as the relevant Lender specifies.

(d)           The Company shall keep proper books and records of the amounts it has borrowed under this Agreement and the amounts it owes under the Finance Documents. If a Lender fails to make its participation in a Loan available to the Company pro rata its Commitments, in the absence of manifest error, the determination of the other Lender shall be conclusive as to the amounts that each Lender is owed under the Finance Documents.

22.2        Distributions to the Company

Each Lender may (with the consent of the Company or in accordance with Clause 23 (Set-Off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due to that Lender from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

22.3        Partial Payments

(a)           If the Lenders receive any payment that is insufficient to discharge all the amounts then due and payable by the Company under the Combined Finance Documents, the Lenders shall apply the amount of such payment towards the obligations of the Company under the Combined Finance Documents in the following order:

(i)            first, if on the date of such payment any SHA Debt is outstanding:

(A)          first in or towards payment of SHA Debt; and

(B)           secondly, to the extent that the SHA Debt has been discharged in full, in accordance with subparagraphs (ii) and (iii) below;

(ii)           secondly, if on the date of such payment a Disproportionate Amount is outstanding:

(A)          first in or towards payment of the Disproportionate Lender’s participation in any Disproportionate Loans (as selected by the Disproportionate Lender in its sole discretion and notified in writing to the other Lender but only to the extent that such repayment of a Disproportionate Loan would not cause the Disproportionate Lender’s participation in that Loan to be less the participation of the other Lender); and

(B)           secondly, to the extent that the Disproportionate Amount has been repaid in full in accordance with the order set out in subparagraphs (iii)(A) to (iii)(D) below; and

(iii)          thirdly, if on the date of such payment a Disproportionate Amount is not outstanding:

(A)          first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lenders under the Finance Documents;

(B)           secondly, in or towards payment pro rata of any accrued fees, interest or commission due but unpaid under the Finance Documents;

(C)           thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(D)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)           The Lenders may agree to vary the order set out in subparagraphs (iii)(A) to (iii)(D) above.

(c)           Paragraph (a) will override any appropriation made by the Company.

22.4        Ranking of SHA Debt

The Parties agree that the SHA Debt shall rank in right and priority of payment ahead of the Facility Debt.

22.5        Subordination on Insolvency

If any Event of Default specified in Clause 18.5 (Insolvency), Clause 18.6 (Insolvency Proceedings) or Clause 18.7 (Creditors’ process) occurs in respect of the Company, any Facility Debt shall be subordinated in right of payment to the SHA Debt.

22.6        No set-off by the Company

All payments to be made by the Company under the Combined Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.7        Business Days

(a)           Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)           During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

22.8        Currency of Account

(a)           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that principal amount is denominated on its due date.

(b)           Each payment of interest shall be made in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which they are incurred.

(d)           Each other amount payable under the Combined Finance Documents is payable in sterling.

22.9        Change of Currency

(a)           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)            any reference in the Combined Finance Documents to, and any obligations arising under the Combined Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lenders (after consultation with the Company); and

(ii)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lenders (acting reasonably).

(b)           If a change in any currency of a country occurs, this Agreement will, to the extent the Lenders (acting reasonably and after consultation with the Company) specify to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

23.          SET-OFF

Each Lender may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Lender) against any matured obligation owed by a Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the relevant Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.          NOTICES

24.1        Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2        Addresses

The postal address, fax number and email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is, in the case of each of the Company and the Lenders, that identified with its name below or any substitute address, fax number or department or officer as the Company may notify to the Lenders (or a Lender may notify to the other Parties, if a change is made by that Lender) by not less than five Business Days’ notice.

24.3        Delivery

(a)           Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)            if by way of fax, when received in legible form; or

(ii)           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 24.2 (Addresses), if addressed to that department or officer.

(b)           Any communication or document to be made or delivered to a Lender will be effective only when actually received by that Lender and then only if it is expressly marked for the attention of the department or officer identified with that Lender’s signature below (or any substitute department or officer as that Lender shall specify for this purpose).

(c)           Any communication made to a Lender by fax must subsequently be confirmed by way of letter provided that non-receipt of such letter by that Lender does not invalidate or render ineffective in any way the initial fax communication.

24.4        English Language

(a)           Any notice given under or in connection with any Finance Document must be in English.

(b)           All other documents provided under or in connection with any Finance Document must be:

(i)            in English; or

(ii)           if not in English, and if so required by the Lenders, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.          CALCULATIONS AND CERTIFICATES

25.1        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Lender are prima facie evidence of the matters to which they relate.

25.2        Certificates and Determinations

Any certification or determination by a Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

25.3        Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days for any amounts or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

26.          PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of a Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.          AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of each of the Lenders and the Company and any such amendment or waiver will be binding on all Parties.

29.          COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

30.          GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

31.                               ENFORCEMENT

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 31 is for the benefit of the Lenders only.  As a result, no Lender shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lenders may take concurrent proceedings in any number of jurisdictions.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

CONDITIONS PRECEDENT

1.                                      THE COMPANY

1.1                                 A copy of the constitutional documents of the Company.

1.2                                 A copy of a resolution of the board of directors of the Company:

(a)                                  approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)                                 authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4                                 A certificate of the Company (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Company to be exceeded.

1.5                                 A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this paragraph 1 of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                      OTHER DOCUMENTS AND EVIDENCE

2.1                                 A copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary (if it has notified the Company accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

2.2                                 Evidence that the £475,000,000 facility agreement dated 6 November 2008 (as amended from time to time) between the Company, Best Buy Co, Inc. as guarantor and The Carphone Warehouse Group PLC, as lender, has been prepaid in full or cancelled as of the date of this Agreement.

PART B

LENDERS AND COMMITMENTS

Original Lender	Commitment

Best Buy Distributions Limited	£62,500,000

The Carphone Warehouse Group PLC	£62,500,000

SCHEDULE 2

UTILISATION REQUEST

From:                  Best Buy Europe Distributions Ltd

To:                              The Lenders

Dated:

Dear Sirs

Best Buy Europe Distributions Ltd — £125,000,000 Facility Agreement dated [                   ] (the Facility Agreement)

1.                                       We wish to draw-down a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Commitment

Interest Period:	[ ]

2.                                       We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.                                       The proceeds of this Loan should be credited to [account].

4.                                       This Utilisation Request is irrevocable.

Yours faithfully

Authorised Signatory of	Authorised Signatory of
Best Buy Europe Distributions Ltd	Best Buy Europe Distributions Ltd

SCHEDULE 3

TIMETABLE

D - refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans in sterling

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-3 1.00 p.m.

LIBOR is fixed	Quotation Day as of 11.00 a.m.

SCHEDULE 4

Part A

FORM OF TRANSFER CERTIFICATE

To:                              [            ] (the Lenders)

From:                  [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Best Buy Europe Distributions Limited — £125,000,000 Facility Agreement

dated [           ] (the “Agreement”)

1.                                       We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                       We refer to Clause 19.5 (Procedure for transfer):

(a)                                  The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 19.5 (Procedure for transfer).

(b)                                 The proposed Transfer Date is [            ].

(c)                                  The address, fax number and attention details for notices of the New Lender for the purposes of Clause 24.2 (Addresses) are set out in the Schedule.

3.                                       The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 19.4 (Limitation of responsibility of Existing Lenders).

4.                                       This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                                       This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Lenders’ address, fax number and attention details for notices and account details for payments.]

[Existing Lender]                                                      [New Lender]

By:	By:

This Transfer Certificate is accepted by the Lenders and the Transfer Date is confirmed as

[                                ].

[insert details of the Lenders]

By:

SIGNATORIES

The Company

BEST BUY EUROPE DISTRIBUTIONS LIMITED		)
By:	/s/ JAMES L. MUEHLBAUER	)
1 Portal Way		)
London W3 6RS		)
Fax:		[•]
Email:		[•]

The Original Lenders

BEST BUY DISTRIBUTIONS LIMITED		)
By:	/s/ JAMES L. MUEHLBAUER	)
100 New Bridge Street		)
London EC4V 6JA		)
Fax:		[•]
Email:		[•]

THE CARPHONE WAREHOUSE GROUP PLC		)
By:	/s/ TIM MORRIS	)
1 Portal Way		)
London		)
W3 6RS		)
Fax:		[•]
Email:		[•]

Successor Carphone Lender

NEW CARPHONE WAREHOUSE PLC		)
By	/s/ TIM MORRIS	)
)
)
Fax:		[•]
Email:		[•]